Exhibit 99.1
AdStar Offers Laurus Opportunity to Convert Existing Note at $1.88 Per Share
MARINA DEL REY, Calif., Sept. 22 /PRNewswire-FirstCall/ — AdStar, Inc. (Nasdaq: ADST – News) today announced that it has offered the Laurus Master Fund the opportunity to convert the $821,000 balance of AdStar’s Convertible Note, at a price of $1.88 per share, $0.37 per share less than the present conversion price of $2.25. If Laurus converts the balance of the Note, AdStar’s quarterly cash flow will be improved by approximately $150,000, through reduction of principal and interest payments, and a quarterly charge of $68,000, representing amortization of beneficial interest and amortization of financing fees on the convertible note, will be eliminated. If the entire balance of the Note is converted, AdStar will increase its common stock and additional paid in capital by approximately $821,000 offset by a one-time charge at the time of conversion of approximately $605,000, representing the immediate write-off of the balance of the original issue discount and an additional charge for induced conversion incurred in this transaction. AdStar has granted Laurus the right to utilize this lower conversion price during the 20 trading days commencing tomorrow, but Laurus may not, without AdStar’s consent, convert more than 250,000 during the first 10 days of that period. AdStar has reserved the right to cancel or defer Laurus’ right to convert shares during the second 10-day trading period.
     About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST – News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and Web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspapers and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.
Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

AdStar Company Contact: Tony Fidaleo, 310-577-8255, tfidaleo@adstar.com

AdStar Media Contact: Kevin Wilson, 513-898-1008,
kwilson@kevinwilsonpr.com

Source: AdStar, Inc.